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                              BERNARD CHAUS, INC.
                       6,988,635 Shares of Common Stock
                          Offered Pursuant to Rights
                        Distributed to Stockholders of
                              Bernard Chaus, Inc.

To Securities Dealers, Commercial Banks,
  Trust Companies and Other Nominees:

                  This letter is being distributed to securities dealers, commercial banks, trust companies and other nominees in connection with the offer by Bernard Chaus, Inc. (the "Company) of 6,988,635 shares of common stock, par value $.01 per share (the "Common Stock"), of the Company, at a subscription price of $1.4309 per share, pursuant to transferable subscription rights (the "Rights") distributed to holders of record of Common Stock as of the close of business on December 17, 1997 (the "Record Date"). Each Right entitles the holder thereof to subscribe for and purchase 5.464751 shares of Common Stock (the "Basic Subscription Privilege") at a subscription price of $1.4309 per share. If any shares of Common Stock are not purchased by holders of Rights pursuant to the Basic Subscription Privilege (the "Excess Shares"), any holder purchasing all of the shares of Common Stock available to it may purchase an additional number of the Excess Shares, if so specified in the subscription documents, subject to proration. The Rights are further described in the Prospectus and evidenced by a Subscription Certificate registered in your name or the name of your nominee.

                  Each beneficial owner of Common Stock registered in your name or the name of your nominee is entitled to one Right for each share of Common Stock owned by such beneficial owner on the Record Date. No fractional shares or cash in lieu thereof will be issued or paid. In lieu of fractional shares, the aggregate number of shares of Common Stock distributed to each beneficial owner upon exercise of the Rights will be rounded up to the next whole number.

                  We are asking you to contract your clients for whom you hold Common Stock registered in your name or in the name of your nominee to obtain instructions with respect to the Rights.

                  Enclosed are copies of the following documents:

                  1.       The Prospectus:

                  2.       Subscription Certificate(s) evidencing Rights;

                  3. The "Instructions as to Use of Bernard Chaus, Inc. Subscription Certificates" (including Guidelines For Certification of Taxpayer Identification Number on Substitute Form W-9);

                  4. A form of letter which may be sent to your clients for whose accounts you hold Common Stock registered in your name or the name of your nominee, with space provided for obtaining such clients' instructions with regard to the Rights; and

                  5. A Notice of Guaranteed Delivery for Subscription Certificates issued by Bernard Chaus, Inc.

                  Your prompt action is requested. The Rights will expire at 5:00 p.m., New York City time, on January 23, 1998, unless extended by the Company (the "Expiration Date").


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                  To exercise the Rights, properly completed and executed
Subscription Certificates (unless the guaranteed delivery procedures are complied with) and payment in full for all Rights exercised must be delivered to the Subscription Agent as indicated in the Prospectus prior to 5:00 p.m., New York City time, on the Expiration Date. The Rights may also be transferred, assigned, exercised or sold through a bank or broker or through the Subscription Agent by properly completing and executing the appropriate Forms on the Subscription Certificates.

                  Additional copies of the enclosed materials may be obtained from ChaseMellon Shareholder Services, L.L.C., the Information Agent. The Information Agent's toll-free telephone number is 1-800-414-2879.

                               Very truly yours,



                              BERNARD CHAUS, INC.

                  NOTHING HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY OTHER PERSON AS AN AGENT OF BERNARD CHAUS, INC. ANY OTHER PERSON MAKING OR DEEMED TO BE MAKING OFFERS OF THE COMMON SHARES ISSUABLE UPON VALID EXERCISE OF THE RIGHTS, OR AUTHORIZE YOU OR ANY OTHER PERSON TO MAKE ANY STATEMENTS ON BEHALF OF ANY OF THEM WITH RESPECT TO THE OFFERING EXCEPT FOR STATEMENTS MADE IN THE PROSPECTUS.